FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
MAR-4 1983
WM SWACKHAMER SECRETARY OF STATE
/s/ William Swackhamer
no. 84-83

             AMENDED AND REVISED ARTICLES OF INCORPORATION
                                OF
                           TRIAM, LTD.

     Whereas, there was issued by the Secretary of State, a Charter dated January 6, 1983, constituting and creating Triam, Ltd., a corporation organized under the laws of this state of Nevada and capital stock of twenty-five thousand ($25,000) dollars, divided into Two Million Five Hundred Thousand (2,500,000) shares of par value of one cent ($0.01) each empowering it to engage in business as noted in Article III of the Articles of Incorporation.

     And further, that the meeting was duly held and the following resolution was offered and adopted by the majority of the outstanding shares entitled to vote, to amend the Articles of Incorporation as follows:

     Pursuant to Nevada Code, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation.

                           ARTICLE I

                           CAPITAL
                           -------

     The aggregate number of shares which this Corporation shall have authority to issue shall be One Hundred Million (100,000,000) shares of common voting stock, having a par value of one-tenth cent ($0.001) per share and capital of One Hundred Thousand ($100,000) dollars.

                           ARTICLE X

     These Amended Articles of Incorporation were presented to the shareholders of the Corporation for the purpose for amending and replacing the Articles of Incorporation of this Corporation, at a special meeting of shareholders held February 15, 1983. As of February 15, 1983, there were 700,000 shares of the Corporation's common stock outstanding and entitled to vote on the amendment. The Amendment alters the amount of authorized capital by changing it from Two Million Five Hundred (2,500,000) shares with a par value of One Cent ($0.01) to One Hundred Million (100,000,000) shares with a par value of one-tenth cent ($0.001) per share. There is only one class of shares, that being common voting stock.

     The number of shares voted for and against the adoption of these Amended Articles of Incorporation to replace all previous Articles of Incorporation and Amendments was:

        700,000 - FOR                  NONE - AGAINST

        Which is 100% of the shares entitled to vote.


                                Page one of two pages



                                        Signed this 15th day of February, 1983
                                        TRIAM, LTD.

                                        By /s/ G. O'Brien Garrett
                                        President


Attest:

By /s/ Roy Barker
Secretary

STATE OF UTAH         )
                      ) ss.
COUNTY OF SALT LAKE   )

     On this 15th day of February, 1983, before me, a Notary Public, personally appeared G. O'Brien Garrett, and Roy Barker known to me to be the persons whose names are subscribed to the within document, and acknowledge they executed the same.


                                     /s/ <signature illegible>
                                         Notary Public

Seal Expires 7-15-85




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